EXHIBIT 10.2

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) the registrant customarily and actually treats such information as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

ASSET TRANSFER AGREEMENT

by and between

SWEDISH ORPHAN BIOVITRUM AB (PUBL)

and

IPC RESEARCH, LLC

DATE: 15 MARCH 2019

TABLE OF CONTENTS

1.	Definitions	1

2.	Construction	12

3.	Sale, Transfer and License	13

4.	Additional Provisions Regarding the Transferred Patents	15

5.	Diligent Efforts; Information Sharing	19

6.	Third Party Contracts	19

7.	Consideration	24

8.	Non-Compete	32

9.	Asset Divestment or Termination of Further Development by IPC	33

10.	[deleted]	34

11.	Warranties	34

12.	Indemnification	36

13.	Confidentiality	38

14.	Announcements and Use of Name	39

15.	Force Majeure	40

16.	Governing Law	41

17.	Disputes	41

18.	Notices	42

19.	Severability	42

20.	Entire Agreement	43

21.	Waiver and Non-Exclusion of Remedies	43

22.	Assignment	44

23.	Amendment	44

24.	Counterparts	45

25.	Further Assurances	45

26.	Third Party Rights	45

-i-

SCHEDULES

Schedule 1	The Assets

Schedule 2	The Program

Schedule 3	Confirmatory Patent Assignment Schedule 4 Third Party Contracts

Schedule 5	Notice to University of Oslo

Schedule 6	Notice to University of Queensland

Schedule 7	Contract Assignment Agreement -Affibody ROA and PLA

Schedule 8	Strain and Plasmid Technology

-ii-

This Asset Transfer Agreement (the “Agreement”) is made effective as of 15 March 2019 (the “Effective Date”) by and between

(1)	Swedish Orphan Biovitrum AB (Publ), a company incorporated in Sweden under no. 556038-9321 with offices at S-112 76 Stockholm, Sweden (“Sobi”) and

(2)	IPC Research, LLC, a company incorporated in Delaware, USA, with offices at c/o Grimes & Yvon LLP, 800 Third Ave., 28th Floor, New York, NY 10022 (“IPC”).

Recitals

(A)

WHEREAS, Sobi is engaged in the research and development of novel biopharmaceutical drugs that work as inhibitors of complement protein C5 (the “Program”) in relation to which Sobi has identified a number of compounds, including those encoded as SOBI002 and SOBI005;

(B)	WHEREAS, Sobi exclusively owns or controls all assets, including the abovementioned compounds, pertaining to the Program.

(C)	WHEREAS, Sobi desires to sell to IPC – and IPC desires to purchase from Sobi – the aforesaid assets on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Definitions

Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

1.1.	“Affibody” means Affibody AB, Gunnar Asplunds Allé 24, 171 63 Solna, Sweden, and all its Affiliates.

1.2.

“Affibody Agreements” means the following agreements by and between Sobi and Affibody, as some of them subsequently have been amended, (i) the Research Collaboration and Option Agreement effective as of 23 March 2009 (the “Affibody ROA”); (ii) the Product License Agreement related to the Program effective as of 9 March 2012 (the “Affibody PLA”); (iii) the Letter Agreement dated 4 November 2015 (the “[***] Agreement”); (iv) the Letter Agreement dated 20 October 2014 (the “[***] Letter Agreement”); and (v) the Material Transfer Agreement dated 30 November 2016 (the “[***] MTA”).

1.3.

“Affiliate” means, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For the purpose of this definition only, the term “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (b) to own 50% or more of the outstanding voting securities or other ownership interest of such Person.

1.4.	“Annual Net Sales” means the Net Sales made during a given Calendar Year.

1.5.	“Asset List” means the asset list attached hereto as Schedule 1.

1.6.	“Assignable Third Party Contract(s)” means the Affibody ROA, the Affibody PLA, the [***] MTA and the [***] MTA, some of which have expired with certain surviving terms and conditions.

1.7.

“Assets” means the Patent Rights (including without limitation Transferred Patents), the Compounds, the Materials, the Know-How, the Data, the Assignable Third Party Contracts, and the Records as well as any other assets listed in the Asset List. For avoidance of doubt, Sobi’s proprietary Elvera™ platform technology is not part of the Assets and no license to the said technology is granted hereunder. For the avoidance of doubt, the Affibody Agreement and Sobi’s rights thereunder are included in the Assets, but the intellectual property licensed to Sobi under the Affibody Agreement remains licensed and is not part of the Assets.

1.8.	“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Sweden.

1.9.	“C5-inhibitor” means a biopharmaceutical drug or compound that works as an inhibitor of complement protein C5. [***]

1.10.	“Calendar Quarter” means each successive period of three (3) calendar months commencing on 1st January, 1st April, 1st July and 1st October.

1.11.	“Calendar Year” means each successive period of twelve (12) calendar months commencing on 1st January.

1.12.	“[***]” means “the [***]” sponsored by [***] and certain Swedish universities and companies, including Sobi.

1.13.	“[***] Agreement” means the [***] agreement entitled “[***]” effective as of January 1, 2018 to which Sobi is a party.

1.14.	“[***] Results” means any [***] Results or [***] Results (as these terms are defined in the [***] Agreement) generated in [***] and Controlled by Sobi on the Effective Date.

1.15.	“Commercially Reasonable Efforts” or “CRE” means, [***].

1.16.	“Compound Product” means a product that contains a Compound as active ingredient.

1.17.

“Compound(s)” means (i) all compounds specified in the Asset List, (ii) all compounds described, covered or claimed by any of the Transferred Patents (although not specified in the Asset List), and (iii) all compounds other than (i) or (ii) being C5-inhibitors discovered, conceived, reduced to practice or otherwise generated by or on behalf of Sobi in connection with the Program prior to the Effective Date. To assess the half-life extension properties of Sobi’s proprietary Elvera™ platform technology Sobi has, outside of the Program, generated C5-inhibitor compounds that utilize the said platform technology. For avoidance of doubt, no such compounds shall be deemed Compounds hereunder and, consequently, are not included in the Assets.

1.18.

“Confidential Information” means (a) the existence and contents of this Agreement and (b), subject to Section 13, any information relating to a Party’s or its Affiliates’ business, research or development activities – including any trade secrets and any scientific, technical, financial or business information – disclosed or made available by or on behalf of a Party or any of its Affiliates to the other Party or any of its Affiliates in any form including, without limitation, oral and written form. After the Effective Date, information regarding the Assets shall be the Confidential Information of IPC.

1.19.	“Confirmatory Patent Assignment” has the meaning set forth in Section 4.2.

1.20.

“Control” means, with respect to any item of information or intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, licence or otherwise, to assign, or grant a licence, sublicense or other right to or under, such information or intellectual property right, as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.21.	“Data” means all data arising from the operation of the Program up until the Effective Date including the results of all experimentation and testing and any preclinical data.

1.22.	“Distributor” has the meaning set forth in Section 4.8.

1.23.	“Effective Date” is defined in the introduction of this Agreement.

1.24.

“Encumbrance” means any interest of any Person other than the Parties, including any mortgage, charge, pledge, lien or other security interest of any kind, any licence, any right to acquire, or any option or right of pre-emption.

1.25.

“Exempt Third Party Products” means any product containing a C5- inhibitor that is owned or Controlled by a Third Party and that has been approved by the applicable Health Authority for marketing in any country of the Territory prior to the Effective Date or that is so approved during the [***] (as defined in Section 8.1). An Exempt Third Party Product shall include any non-approved product containing the same active ingredient as the approved Exempt Third Party Product (but e.g. having a different formulation, dosage form, strength, use, indication or otherwise is a line extension of the Exempt Third Party Product). For clarity, [***] and [***] are the only Exempt Third Party Products as at the Effective Date.

1.26.

“Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), formulate, optimise, have used, export, transport, distribute, promote, market or have sold or otherwise dispose or offer to dispose of, a product or process and “Exploitation” means the act of Exploiting a product or process.

1.27.

“EU” or “European Union” means the economic, scientific and political organization of European member states, as its membership exists as of the Effective Date, including without limitation, the United Kingdom.

1.28.	“Field” means inhibition of complement protein C5.

1.29.	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.30.

“First Commercial Sale” means the first sale for monetary value for use or consumption by the general public of a Product in a particular country after Health Registration Approval for such Product has been obtained in such country. For the avoidance of doubt, sales prior to receipt of Health Registration Approval necessary to commence regular commercial sales in a country, such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not be construed as a First Commercial Sale.

1.31.	“Force Majeure” has the meaning set forth in Section 15.1.

1.32.	“Force Majeure Party” has the meaning set forth in Section 15.1.

1.33.

“Health Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Compound or a Compound Product.

1.34.

“Health Registration Approval” means, with respect to a particular country, any MAA and all approvals, licences, registrations or authorisations of any Health Authority necessary to commercially distribute, sell or market a Compound Product in such country, including, where applicable, (a) pricing or reimbursement approval in such country, (b) pre- and post-approval marketing authorisations (including any prerequisite Manufacturing approval or authorisation related thereto), (c) labelling approval and (d) technical, medical and scientific licences.

1.35.	“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.

1.36.

“Know-How” means any unpatented technical and other information developed or arising from the conduct of the Program prior to the Effective Date, including inventions, discoveries, methods, processes and procedures, ideas, concepts, formulae, specifications, evaluations, analyses, procedures for experiments and tests, that is necessary or useful for understanding, practising, using or otherwise Exploiting the Transferred Patents and the inventions described therein, the Compounds or the Materials, including such information contained in or in relation to laboratory notebooks, the Records, experimental data, research summaries and reports, invention disclosures, and internal and external study results, manufacturing data, batch records, composition, method, trade secret, formula, protocol, technique or other data.

1.37.

“Knowledge” shall mean the knowledge and good faith understanding of any given facts and information of a senior qualified person of Sobi as of the Effective Date after having performed a diligent investigation with respect to such facts and information immediately prior to the Effective Date.

1.38.	“Licensee” has the meaning set forth in Section 4.7.

1.39.

“Loss” means any and all liabilities, claims, demands, causes of action, damages, suits, costs, reduction of value, loss and expenses, including interest, penalties, and lawyers’ fees and disbursements.

1.40.

“MAA” or “Marketing Authorization Application” means an application for the authorization to market a product in any particular country or regulatory jurisdiction, as defined in applicable laws and filed with the applicable Health Authority of such country or regulatory jurisdiction, including any biologics license applications (BLAs).

1.41.

“Manufacture” and “Manufacturing” means, with respect to a product or compound, the synthesis, manufacturing, processing, formulating, packaging, labelling, holding and quality control testing of such product or compound.

1.42.

“Materials” means all physical quantities of the Compounds and all other materials that either (a) were used in the Program, except for materials that were not exclusively developed in or for the Program and can be applied also outside of the Program (e.g., commercially available reagents); or (b) are listed in part 2 of the Asset List.

1.43.	“Net Sales” means the gross amounts received on a cash basis for sales of Products by IPC, its Affiliates and Licensees to Third Parties (including Distributors), after deduction of:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***]; and

(f)	[***].

[***].

1.44.	“Parties” means IPC and Sobi and “Party” means either IPC or Sobi as the context requires.

1.45.	“[***] Agreement” means the [***] agreement entitled “[***]” dated 2 January 2018, to which Sobi is a party.

1.46.	“[***] Results” means any [***] Rights or [***] Foreground Rights (as these terms are defined in the [***] Agreement) generated under the [***] Agreement and Controlled by Sobi.

1.47.	“[***] MTA” means the Research Collaboration Agreement dated 10 December 2014 by and between the [***] and Sobi, as amended.

1.48.	“[***]” means [***] under the [***] Agreement.

1.49.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, renewals and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents; and in each case, equivalents in countries other than the United States. For the purposes of clarity, the above definition of the term “Patent” applies to all other terms that incorporate the term “Patent,” including, without limitation, the terms “Transferred Patent,” “Subsequent Patent” and “Know-How Patents.”

1.50.	“Patent Rights” has the meaning set forth in Section 4.1.

1.51.	“Payments” has the meaning set forth in Section 7.14.

1.52.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.53.

“Phase II Clinical Trial” means exploratory clinical studies of a molecule in a limited number of humans to investigate efficacy and safety in the indication for which a product is intended, in order to provide proof of concept or to determine optimum efficacious dosing regimens. A Phase II Clinical Trial shall also include any combined Phase I/II or Phase II/III study or any Phase III study in lieu of a Phase II study, whether or not such study is a traditional Phase II study (“Seamless Phase I/II Study”). A Phase II Clinical Trial shall be deemed to have commenced when the first patient is dosed in such Phase II Clinical Trial.

1.54.

“Phase III Clinical Trial” means a confirmatory clinical study in humans of the efficacy and safety of a product, which is designed to demonstrate whether such product is effective and safe for use in a particular indication. A Phase III Clinical Trial shall also include any combined Phase II/III study or any Phase II study in lieu of a Phase III study, whether or not such study is a traditional Phase III study (“Seamless Phase II/III Study”). A Phase III Clinical Trial shall be deemed to have commenced when the first patient is dosed in such Phase III Clinical Trial.

1.55.	“Product” means a Compound Product for which Health Registration Approval has been obtained for sale – and which is marketed and sold – in the Territory.

1.56.	“Program” means the research activities referred to in Recital (A) above, as further described in Schedule 2.

1.57.	“Program Asset” has the meaning set forth in Section 3.5.

1.58.	“[***] MTA” means the Material Transfer Agreement dated 24 December 2016 by and between the [***] and Sobi.

1.59.

“Records” means the records listed in part 3 of the Assets List and all other laboratory notebooks, clinical and regulatory filings (if any), certifications, consents, approvals and other records, documents and files (whether in paper, electronic or other form) which contain information relating to the Program including Know-How, Data or information relating to the prosecution or maintenance of the Transferred Patents as well as any and all agreements with and assignments from the inventors of the inventions covered or claimed by the Transferred Patents.

1.60.	“Subsequent Patents” has the meaning set forth in Section 4.1.2.

1.61.	“Third Party” means any Person other than (i) the Parties, (ii) the Parties’ respective Affiliates or (iii), in the case of IPC, its Licensees.

1.62.	“Third Party Contract(s)” has the meaning set forth in Section 6.1.

1.63.	“Territory” means all countries in the world.

1.64.	“Transferred Patents” means all of the Patents and Patent applications specified in part 1 of the Asset List (and all rights of priority with respect to such patent applications).

1.65.

“Valid Claim” means, with respect to a Product in a particular country, any claim of a Patent included in the Patent Rights that (i) is Controlled by IPC or any of its Affiliates or Licensees, (ii) specifically or generically claims a Compound included in such Product as a composition of matter and (iii) either,

(a)

with respect to a granted and unexpired Patent in such country, (AA) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (BB) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or,

(b)

with respect to a pending Patent application, was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, provided that such claim has not been pending for more than (a) seven (7) years if pending in a country other than Japan and (b) ten (10) years if pending in Japan.

2.	Construction

Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

3.	Sale, Transfer and License

3.1.

Sale and Transfer of the Assets. Upon the terms and conditions set forth in this Agreement, Sobi hereby sells and transfers and assigns to IPC as of the Effective Date, and IPC hereby purchases, assumes and takes over, as of such date, all of Sobi’s right, title and interest in and to all of the Assets. Subject to Section 6.2, (i) IPC shall as per the Effective Date assume all revenues, costs, debts, liabilities, rights and obligations under the Assignable Third Party Contracts and expenses pertaining to the Assets that accrue on or after the Effective Date, including any future development or Patent costs; and (ii) Sobi shall remain responsible for all revenues, costs, debts, liabilities, rights and obligations under the Assignable Third Party Contracts and expenses pertaining to the Assets that accrued prior to the Effective Date. Sobi further grants to IPC a non-exclusive, perpetual, irrevocable and fully paid up license, with the right to grant sub-licenses, under Sobi’s rights to the Strain and Plasmid Technologies specified in Schedule 8, as they exist on the Effective Date, for use solely in the Field.

3.2.

Delivery of the Assets. Except to the extent otherwise set forth in this Agreement, Sobi shall within Thirty (30) Business Days after the Effective Date deliver to IPC all Assets that are capable of being physically delivered. Sobi shall deliver such Assets Ex Works (EXW), Sobi’s premises in Stockholm (construed in accordance with Incoterms 2010). Transfer of electronic records will be performed as described in the Electronic Records Transfer Plan enclosed to Schedule 1.

3.3.

Further Actions. Each of IPC and Sobi shall, from time to time and at its own cost, execute and deliver all such further instruments or documents and take all such further action as the other Party may reasonably request in order to consummate effectively the transfer of Assets contemplated by this Agreement.

3.4.

In Man Testing. IPC acknowledges that the physical Compound quantities to be transferred hereunder by Sobi do not meet the regulatory standards for being tested or used in humans. IPC undertakes and warrants to Sobi that any such Compound quantities will not be used in humans in connection with clinical trials or otherwise without IPC first having (i) further processed such Compound quantities in a manner and/or taken such other actions required for the relevant Compound quantities to be brought up to and meet the applicable regulatory standards and (ii) having received prior written approval for use in humans from the relevant regulatory authorities in countries where the Compound quantities are intended to be used in humans.

3.5.

Completeness of Assets; Assets Subsequently Identified. Sobi warrants that it has, prior to the Effective Date, undertaken a diligent search of all compounds, Patents, materials, records, data and other rights and assets relating exclusively to, used exclusively in or arising exclusively from research conducted by or on behalf of Sobi in relation to the Program prior to the Effective Date (collectively, “Program Assets”). The Assets and the rights acquired by IPC under this Agreement comprise all Program Assets, save for to the extent that any Assignable Third Party Contract or part thereof is not assigned or novated to IPC, provided that the Parties have complied with Section 6.2. All such Program Assets will be delivered to IPC pursuant to the terms of this Agreement. In the event that after the Effective Date Sobi (despite having conducted such diligent search) or IPC identifies any Program Asset which was not actually delivered to IPC as a result of the transactions carried out pursuant to this Agreement, then,

(i)	in the event Sobi is the Party identifying such Program Asset, Sobi shall promptly notify IPC thereof in writing, and

(ii)

regardless of which Party identified such Program Asset, Sobi shall at IPC’s written request promptly transfer (or procure the transfer of) that Program Asset to IPC at Sobi’s cost. The Program Asset shall be deemed to form part of the definition of Compounds, Transferred Patents, Materials, Data or Records (as appropriate) and by the definition of Assets.

4.	Additional Provisions Regarding the Transferred Patents

4.1.

Patent Rights. The transfer as per Section 3.1 includes all of Sobi’s right, title and interest in and to the following rights (the “Patent Rights”), which are thus hereby assigned by Sobi to IPC as of the Effective Date to be held and enjoyed by IPC for its own use and for the use of its Affiliates, successors, licensees and assignees:

4.1.1.	the Transferred Patents;

4.1.2.	any and all Patents (the “Subsequent Patents”) in any country that may be issued to or on any of the patent applications specified in the Asset List;

4.1.3.

all of Sobi’s right to make any patent applications – and all rights, title and interest in any patent application made – in any country in relation to any part of the Know-How (the “Know-How Patents”); and

4.1.4.

any and all causes of action, claims, demands or other rights, occasioned from or because of any and all past and future infringement of any of the Transferred Patents, Subsequent Patents or Know-How Patents, including all rights to recover damages, profits and injunctive relief for infringement of any of the Transferred Patents, Subsequent Patents or Know-How Patents.

4.2.

Further Actions to Effectuate Transfer. Sobi shall at IPC’s request and expense promptly execute and sign any further instruments, applications or documents and take any further actions necessary or useful for IPC (a) to become the registered owner of the Patent Rights; and (b) to otherwise enjoy the full benefit of Patent Rights. Without prejudice to the foregoing, the Parties shall, where appropriate and at IPC’s request and expense, execute a separate confirmatory patent assignment document substantially in the form set forth in Schedule 3 (“Confirmatory Patent Assignment”). For the purposes of clarity, the Parties acknowledge that this Agreement is effective as a present assignment of all rights, title, and interest in and to the Transferred Patents and any Subsequent Patents and inventions underlying any future Know-How Patents, but that, one or more Confirmatory Patent Assignments may be executed, to the extent desired or necessary, for example to serve as a recordable instrument documenting such present assignment, or to add any additional rights not deemed to have been assigned by this Agreement. The Parties further agree that IPC shall submit to the relevant patent authorities in the relevant jurisdictions any executed Confirmatory Patent Assignment, amended as reasonably necessary, and shall bear the costs associated with the registration thereof.

4.3.

Filing, Prosecution, Maintenance of Transferred Patents. For the avoidance of doubt, and subject to anything to the contrary in the Affibody Agreement, IPC shall as from the Effective Date have the sole right, but not the obligation, at its sole discretion and expense, through counsel of its choosing, to prepare, file, obtain, prosecute (including any interferences, reissue proceedings and re-examinations) maintain, defend and discontinue all Patent Rights throughout the world. Should IPC elect to continue with patent counsel that is currently prosecuting the Transferred Patents, and to the extent required by law or by any applicable rules of professional conduct, Sobi shall, at IPC’s request, execute any document that may be required to allow IPC to use such counsel, including any waivers of conflict of interest. During the transition of the Transferred

Patents from Sobi to IPC and until the transfer is complete, Sobi shall at IPC’s direction and expense continue to prosecute open applications, and shall file new continuation and/or divisional applications, if and where necessary to seek to ensure that there is no closure of any priority chain in the Transferred Patents and no loss of right to claim priority to any of the Transferred Patents, except as otherwise directed by IPC in writing.

4.4.

Enforcement of Transferred Patents. For the avoidance of doubt, as between the Parties, IPC shall as from the Effective Date have the sole right, but not the obligation, at its sole discretion and expense, to enforce the Patent Rights. After the Effective Date, if Sobi has knowledge of any suspected infringement of any Patent Rights, Sobi shall promptly inform IPC of such infringement.

4.5.

Cooperation. After the Effective Date and for a period of six (6) months, Sobi shall cooperate with and use reasonable efforts to assist IPC to the extent requested by IPC, including access to and cooperation of relevant Sobi personnel, including inventors, in order to assist IPC to (a) understand the Know How and other Assets; (b) prepare and file new patent applications relating to the Know How (i.e. any Know-How Patents); (c) prosecute and maintain the Patent Rights, including signing inventor declarations and confirmatory or future patent assignments; (d) comply with ongoing patent office disclosure obligations; (e) defend against claims of infringement of third party intellectual property rights; and (f) take action against any third party with respect to actual or suspected infringement or misappropriation of the Patent Rights or other Asset. During the said six month period, Sobi shall cooperate with IPC and supply assistance reasonably requested by IPC. After said six month period, Sobi shall use good faith efforts to facilitate requests by IPC related to items (c) through (f). Upon IPC’s request and at IPC’s expense, Sobi shall join IPC as a named party in any such above- referenced proceeding, including providing IPC with such witnesses, documents, assignments and records and other evidence as may be reasonably requested and that is readily available to Sobi.

4.6.

Covenant Not to Sue. Sobi shall not, and shall procure that its Affiliates shall not, anywhere in the world, institute or prosecute (or in any way aid any Third Party in instituting or prosecuting) any claim, demand, action or cause of action for damages, costs, expenses or compensation, or for an enjoinment, injunction, or any other remedy, against IPC or its Affiliates alleging the infringement of any Patent or other intellectual property Controlled by Sobi or its Affiliates as of the Effective Date by IPC or its Affiliates due to IPC’s or its Affiliates’ Exploitation of any Compound, Product or exercise of the Patent Rights.

4.7.

Licensees. For the avoidance of doubt and subject to limitations undertaken in the Affibody Agreement, IPC shall have the right to grant to its Affiliates and to any other Person licences, through multiple tiers of licensees, under its rights to any Patent Rights, Product, Compound or any other Asset. Where IPC grants a license under its rights to a Product to a Person, which is not an Affiliate of IPC, and such Person is not a Distributor, that Person shall be a “Licensee” for purposes of this Agreement. IPC shall ensure that all Licensees comply with the royalty payment obligations provided in Section 7.4 and report their Net Sales to IPC such that IPC can comply with its obligations pursuant to Section 7.8. Moreover IPC shall ensure that all Licensees agrees to comply with record retention obligations and accepts and cooperates with any auditing of their records and books as set forth in Section 7.10.

4.8.

Distributors. For the avoidance of doubt, IPC shall have the right, in its sole discretion, to appoint its Affiliates – and IPC and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons – to distribute, market and sell the Products, with or without packaging rights. In circumstances where the Person so appointed (i) purchases Products from IPC or its Affiliates but does not otherwise make any royalty or other payment to IPC with respect to its intellectual property rights and (ii) such Person is not an Affiliate of IPC, that Person shall be a “Distributor” for purposes of this Agreement. The term “packaging rights” in this Section 4.8 shall mean the right for the Distributor to package Products supplied in unpackaged bulk form into individual ready-for-sale packs.

5.	Diligent Efforts; Information Sharing

5.1.	General Diligence Efforts. IPC undertakes to use Commercially Reasonable Efforts to successfully research, develop and Exploit at least one Compound Product in the US, EU and Japan.

5.2.

Information Sharing. Subject to Section 8.1, within 45 days after each Calendar Year, IPC shall provide Sobi with a written report summarizing key developments in the Program and any planned regulatory filings. IPC shall not be required to provide such reports after the first commercial sale of a Product or during any period that the Non-Compete provisions in Section 8 do not apply.

6.	Third Party Contracts

6.1.

Sobi warrants to the best of its Knowledge that, except for the contracts specified in Schedule 4 (collectively, the “Third Party Contracts”), neither Sobi, nor any of its Affiliates has on or prior to the Effective Date, entered into any contract, agreement, obligation or other arrangement of material importance to the Assets or the Program.

Sobi further warrants that, to the best of its Knowledge, all Third Party Contracts have been complied with in all substantial respects. IPC acknowledges that Sobi has entered into various agreements with Third Party vendors and service providers in relation to the Program, agreements that have expired but under which there may be surviving obligations e.g. regarding confidentiality. The Parties agree that no such contracts shall be assigned to IPC hereunder.

6.2.	The Parties agree to take the following actions with regard to the Third Party Contracts:

(a)

The [***] and the [***]: In connection with the execution of this Agreement the Parties shall sign notices to the [***] of [***] and [***] in accordance with Schedules 5 and 6 (the “MTA Notices”), which documents Sobi promptly thereafter will send to the respective [***] requesting confirmation of receipt;

(b)

The [***] and Affibody PLA: In connection with the execution of this Agreement the Parties will [***] in accordance with Schedule 7, which documents Sobi promptly thereafter will send to Affibody for execution and return of fully executed copies to Sobi and IPC;

(c)

The [***] Letter Agreement: Sobi hereby grants IPC an exclusive sublicense under the rights granted to Sobi in the [***] Letter Agreement. The said sublicense is limited to use within the Field and subject to any terms and conditions applicable to Sobi under the [***] Letter Agreement.

(d)	The [***] Letter Agreement: Sobi hereby assigns to IPC the [***] Letter Agreement.

(e)

The [***] MTA: Sobi hereby grants IPC an exclusive sublicense under the rights granted to Sobi under the [***] MTA for use within the Field and subject to any terms and conditions applicable to Sobi under the [***] MTA, as amended.

(f)

The [***] Agreement: While the [***] Agreement will not be assigned, the Parties will endeavour to make arrangements that secure rights for IPC to have the exclusive right in relation to Sobi to use as much as reasonably possible of the [***] Results in the Field and a continued engagement in [***]. For this purpose the Parties have identified the three alternatives set out below. In each of these Sobi shall, subject to what is permissible under the [***] Agreement and any ancillary agreements amongst the [***] Agreement parties, assign or grant a perpetual, irrevocable, fully-paid up and royalty-free sublicense to IPC (with a right to further sublicense) any [***] Results for use in the Field. Sobi shall be entitled to retain ownership to any [***] Results with potential application also outside of Field but shall, subject to the above said limitations, transfer and assign to IPC any [***] Results developed for use only in the Field (e.g. certain molecules). Any sublicense granted to the [***] Results shall be limited to use within the Field and subject to any terms and conditions applicable to Sobi under the [***] Agreement or any ancillary agreements.

•

Alternative A: Subject to being approved to accede to the [***] Agreement as a new party, IPC shall enter into the [***] Agreement as an independent party and in connection therewith take over and relieve Sobi of its remaining responsibilities in [***]. IPC acknowledges that Sobi will remain a party to the [***] Agreement and that Sobi may either withdraw entirely from [***] or remain as an active participant in [***] but with a different, non C5 related, undertaking. Sobi’s undertakings in other program areas under the [***] Agreement are not affected.

•

Alternative B: If not approved to accede to the [***] Agreement as a new party, IPC shall seek to engage Affibody, on IPC’s behalf, to take over and relieve Sobi of its remaining responsibilities under [***]. What is stated in Alternative A regarding Sobi’s continued engagement under the [***] Agreement applies correspondingly in Alternative B.

•

Alternative C: If Alternative A and B are unattainable, IPC shall seek to engage Sobi, on IPC’s behalf, to perform Sobi’s remaining responsibilities in [***] in return for compensation to be agreed in good faith by the Parties.

If none of Alternative A, B or C are attainable, Sobi may at its sole discretion withdraw from its current responsibilities in [***] without substitution but shall use reasonable efforts to ensure that IPC has rights to the [***] Results as set forth above.

(g)

The [***] Agreement: While the [***] Agreement will not be assigned, the Parties will endeavour to make arrangements that secure rights for IPC to use as much as reasonably possible of the [***] Results in the Field. For this purpose Sobi hereby, subject to what is permissible under the [***] Agreement and any ancillary agreements amongst the parties to the [***] Agreement, grant to IPC a perpetual, irrevocable, fully-paid up and royalty-free sublicense to IPC (with the ability to further sublicense) any [***] Results. Any such sublicense shall be limited to use within the Field and subject to any terms and conditions applicable to Sobi under the [***] Agreement or any ancillary agreements. IPC hereby grants Sobi the right and license to continue to use [***] as a reference compound under the [***] Agreement and make it available to the parties of the [***] Agreement as Sobi’s Background Information (as defined in the [***] Agreement) during the full term of the [***] Agreement, as it may subsequently be extended.

Nothing in this Agreement shall be construed as an assignment of or grant under a Third Party Contract if such assignment or grant would constitute a breach of such contract.

6.3.	Insofar as Affibody does not give its consent to the assignment of the Affibody PLA:

(a)	Sobi shall use all reasonable endeavours with the co-operation of IPC to procure such assignment;

(b)	unless and until the Affibody PLA has been assigned , Sobi shall continue as party to the Affibody PLA and shall hold any monies, goods or other benefits received thereunder as trustee for IPC;

(c)	IPC shall at its own cost, as Sobi’s sub-contractor, perform all the obligations of Sobi under the Affibody PLA; and

(d)

unless and until the Affibody PLA is assigned, Sobi shall (so far as it lawfully may) give all such assistance as IPC may reasonably require to enable IPC to enjoy and enforce its rights under the Affibody PLA, including, where permissible under the Affibody PLA, terminating Affibody PLA upon IPC’s written request, and (without limitation) shall provide access to all relevant books, documents and other information in relation to the Affibody PLA as IPC may require from time to time.

6.4.

IPC shall assume all of Sobi’s obligations arising after the Effective Date under any Third Party Contract assigned or novated pursuant to this Article 6 and shall, upon any such assignment or novation, be deemed to be a party to such Third Party Contract as though named therein in substitution for Sobi, whereupon Sobi shall cease to be a party to such contract and shall cease to have any rights or obligations thereunder except for any obligations of Sobi that arose on or prior to the Effective Date.

7.	Consideration

7.1.

Total Obligation. The up-front and milestone payments and the royalty payments payable by IPC to Sobi pursuant to this Section 7 represent all of IPC’s financial obligations to Sobi hereunder and Sobi shall not be entitled to any additional compensation or remuneration from IPC under this Agreement except as specifically stated herein.

7.2.

Up-front and Milestone Payments. In consideration of the Assets sold and other rights granted to IPC by Sobi hereunder and subject to the terms and conditions of this Agreement, IPC shall make the following payments to Sobi:

7.2.1.

an aggregate up-front payment of US$ five million (5,000,000), payable in three instalments as follows: (i) US$ three million (3,000,000) within thirty (30) days after the Effective Date, (ii) US$ one million (1,000,000) within eighteen (18) months after the Effective Date, and (iii) US$ one million (1,000,000) within twenty-four (24) months after the Effective Date;

7.2.2.	a payment of US$ [***] within [***] days after the [***];

7.2.3.	a payment of US$ [***] within [***] days after the [***];

7.2.4.	a payment of US$ [***] within [***] days after [***];

7.2.5.	a payment of US$ [***] within [***] days after [***];

7.2.6.	a payment of US$ [***] within [***] days after [***];

7.2.7.	a payment of US$ [***] within [***] days after [***];

7.2.8.	a payment of US$ [***] within [***] days after [***];

7.2.9.	a payment of US$ [***] within [***] days after [***];

7.2.10.	a payment of US$ [***] within [***] days after [***];

7.2.11.	a payment of US$ [***] within [***] days after [***];

7.2.12.	a payment of US$ [***] within [***] days after [***];

7.2.13.	a payment of US$ [***] within [***] days of the end of the Calendar Year in which occurs the first occasion when the Annual Net Sales exceeds US$[***];

7.2.14.	a payment of US$ [***] within [***] days of the end of the Calendar Year in which occurs the first occasion when the Annual Net Sales exceeds US$ [***];

7.2.15.	a payment of US$ [***] within [***] days of the end of the Calendar Year in which occurs the first occasion when the Annual Net Sales exceeds US$ [***];

7.2.16.	a payment of US$ [***] within [***] days of the end of the Calendar Year in which occurs the first occasion when the Annual Net Sales exceeds US$ [***].

For the avoidance of doubt, no payment as per the above provisions in this Section 7.2 shall be made more than once irrespective of the number of Products (or, in respect of the payment set forth in Section 7.2.2 through 7.2.12, Compound Products) that have achieved the milestone events set forth above in this Section 7.2, or the number of countries in which such milestone events have been achieved. The payments as per the above provisions in this Section 7.2 do not include any payments due to Affibody under the Affibody Agreement, which will be paid separately by IPC directly to Affibody.

IPC shall notify Sobi in writing of the achievement of a milestone event set forth above in Section 7.2.2 through Section 7.2.12 within five (5) business days of achievement. IPC shall notify Sobi in writing of the achievement of a milestone event set forth above in Section 7.2.13 through Section 7.2.16 within forty-five (45) business days after the end of the Calendar Year in which the milestone event occurred.

7.3.

Invoices. Sobi shall send an invoice to IPC in respect of any amounts payable pursuant to Section 7.2 (and in respect of the payment referred to in Section 7.2.1, such invoice shall be submitted to IPC promptly upon the Effective Date).

Each such invoice shall specify (a) the relevant amount invoiced, currency and the milestone event to which such amount is attributable, (b) reference to this Agreement, (c) the number and date of invoice, (d) the latest date of payment (as above stated), (e) name and address of Sobi, (f) bank details, i.e. account number and bank code, and (g) SWIFT-address.

7.4.	Royalty. IPC shall, subject to Section 7.5, pay royalties to Sobi as follows:

(i)	[***] of the Annual Net Sales for that portion of the aggregate Net Sales during the relevant Calendar Year that are less than US$ [***];

(ii)	[***] of the Annual Net Sales for that portion of the aggregate Net Sales during the relevant Calendar Year that equal or exceed US$ but does not exceed US$ [***]; and

(iii)	[***] of the Annual Net Sales for that portion of the aggregate Net Sales during the relevant Calendar Year that exceed US$ [***].

In the event Annual Net Sales for a period is a negative amount, such negative amount will be carried forward and offset against future Annual Net Sales calculations.

For purpose of clarity, the royalty payments as per this Section 7.4 do not include any payments due to Affibody under the Affibody Agreement, which will be paid separately by IPC directly to Affibody.

7.5.

Royalty Term. IPC’s obligation to pay royalties shall commence, on a country-by-country basis, with respect to each separate Product, on the date of First Commercial Sale of such Product in such country and shall expire, on a country-by-country basis, with respect to each Product, on the later to occur of (a) the 10th anniversary of the First Commercial Sale of such Product in such country, and (b) the expiration date in such country of the last to expire of any issued Patent included in the Patent Rights that includes at least one Valid Claim covering the sale of such Product in such country. Upon termination of the royalty obligations of IPC under this Section 7.5 with respect to a Product in a particular country, the Net Sales of such Product in such country shall be excluded from the royalty calculations under this Agreement (including the thresholds and ceilings set forth in Section 7.4).

7.6.

Sales Subject to Royalties. Sales between IPC, its Affiliates and Licensees shall not be subject to royalties hereunder. Royalties shall be calculated on IPC’s, its Affiliates’ and Licensee’s sale of Products to a Third Party (including Distributors). Royalties shall be payable only once for any given batch of Products. For purposes of determining Net Sales, no royalties shall be payable on transfers by IPC or its Affiliates or Licensees of free samples of Products, clinical trial materials containing Compound, or transfers or dispositions for charitable, promotional, pre-clinical, clinical, manufacturing, testing or qualification, regulatory or governmental purposes.

7.7.

Royalty Payments. The royalties payable hereunder shall be calculated annually as of the last day of December for the Calendar Year ending on that date. Within forty-five (45) days after the end of each Calendar Year in respect of which, IPC shall pay any royalties due and deliver to Sobi a written royalty report setting forth, with respect to each country and each Product, the Net Sales of the Products during such Calendar Year and the royalties due for such Calendar Year. If IPC identifies a correction to a previously made royalty payment was due in respect of a certain Calendar Year, IPC shall adjust any subsequent payment of royalties accordingly. Any such adjustment and the basis for such adjustment shall be clearly specified in the royalty report issued by IPC for the subsequent Calendar Year.

7.8.

Compulsory Licenses. If IPC is required to grant a compulsory license to a Third Party as required by the applicable laws of any country under the Patent Rights, and the royalty rate payable to IPC for sales of Product by such Third Party is lower than the royalty rate payable by IPC to Sobi for such sales, then the royalty rate payable hereunder by IPC for sales of Product by such Third Party in such country shall be no greater than the rate payable by such Third Party to IPC for such country, provided IPC receives no other form of compensation or consideration in respect of such compulsory license.

7.9.

Third Party Royalty Obligations. If (a) in order to avoid infringement of any patent not licensed hereunder, IPC reasonably determines that it is necessary to obtain a license from a Third Party in order to develop, make, use, sell, offer for sale, supply, cause to be supplied, or import a Product in a country and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), or (b) IPC shall be subject to a court or other similar binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of sales of any Product in a country then the amount of IPC’s royalty payments with respect to Net Sales for such Product in such country shall be reduced by the amounts payable to such Third Party, provided however, that such reduction shall not exceed fifty (50) percent of the royalty otherwise owed to Sobi hereunder referable to the Product sale in question in such country.

7.10.	Records Retention; Audit.

7.10.1.

IPC shall keep or cause to be kept accurate records or books of account in accordance with applicable generally accepted accounting principles showing the information that is necessary for the accurate determination of the royalties due hereunder with respect to the sale of such Product. IPC shall maintain such records for a period of at least two (2) years after the end of the period for which they were generated or longer if required by law or regulation.

7.10.2.

Upon the written request of Sobi, IPC shall permit a qualified accountant or a person possessing similar professional status and associated with an independent accounting firm chosen by Sobi and reasonably acceptable to IPC to inspect during regular business hours all or any part of IPC’s records and books necessary to check the accuracy of the royalties paid. The accounting firm shall enter into appropriate obligations with IPC to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to Sobi and IPC only whether the royalty reports are correct and details concerning any discrepancies, but no other information shall be disclosed to Sobi. To the extent not disputed by IPC, any royalties owed and due pursuant to this Agreement as disclosed by the accounting firm and not previously paid by IPC, shall be invoiced by Sobi (in accordance with the invoicing requirements set forth in Section 7.8) and be paid by IPC within thirty (30) days after IPC’s receipt of the invoice. Sobi shall pay the charges of the accounting firm, except that if the royalties have been understated by more than [***], the charges shall be paid by IPC. Any overpayments shall be refunded by Sobi to IPC within thirty (30) days of receipt of the auditor’s report.

7.11.

Late Payments. If IPC at any time should fail to make a Payment to Sobi more than ten (10) business days after the due date specified in this Agreement, Sobi shall be entitled to claim interest on the sum overdue until payment is made, based on the current reference interest rate of the Swedish Central Bank (Sw: Riksbankens referensränta) plus two (2) percentage units, per annum.

7.12.	Mode of Payment. All payments set forth in this Section 7 shall be remitted by wire transfer to a bank account of Sobi designated in writing to IPC.

7.13.

Currency. All payments required under this Section 7 shall be made in US dollars (US$). For the purpose of computing the royalties payable under Section 7.4 Net Sales of Products sold in a currency other than US$, such currency shall be converted from local currency to US$ by IPC on a monthly basis using the exchange rate published at Oanda.com at the average bid rate on the last day of the month in question.

7.14.	Taxes.

7.14.1.

General. The royalties, milestones and other amounts payable by IPC to Sobi pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by applicable laws. Sobi alone shall be responsible for paying any and all taxes (other than withholding taxes required by applicable laws to be paid by IPC) levied on account of, or measured in whole or in part by reference to, any Payments it receives. IPC shall deduct or withhold from the Payments any taxes that it is required by applicable laws to deduct or withhold on

Sobi’s behalf. Notwithstanding the foregoing, if Sobi is entitled under any applicable tax treaty to a refund, reduction of rate, or the elimination of, applicable withholding tax, it may deliver to IPC or the appropriate governmental authority (with the assistance of IPC to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to obtain such refund or to reduce the applicable rate of withholding or to relieve IPC of its obligation to withhold tax, and IPC shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that IPC has received evidence, in a form reasonably satisfactory to IPC, of Sobi’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, IPC withholds any amount, it shall pay to Sobi the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to Sobi proof of such payment within thirty (30) days following that payment.

7.14.2.

Indirect Taxes. All Payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, the remitting Party shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an invoice in the appropriate form issued by the receiving Party in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate.

8.	[***]

8.1.

Subject to this Section 8.1 and Section 8.4, Sobi undertakes to IPC that [***], provided, however, that notwithstanding the above in this Section 8.1 [***]; provided, however, that in the event of [***].

8.2.	The Parties acknowledge and agree that any [***] in Section 8.1.

8.3.	The Parties agree that the [***] in Section 8.1 are [***] under Section 8.1.

8.4.

In the event that during the [***], Sobi, its Affiliates or their respective assets is acquired by, or if Sobi or its Affiliates acquires or merges with, a Third Party [***], then: (a) the covenant set forth in Section 8.1 shall not apply to [***]; and (b) [***].

9.	Asset Divestment or Termination of Further Development by IPC

9.1.

If IPC and/or its Affiliates, prior to launch on the US market of the first Compound Product, should decide to divest its rights in the Assets through sale or otherwise, or to terminate all further research, development and commercialisation activities in respect of all Compounds, then IPC shall without unreasonable delay (such notice shall occur within five (5) business days of IPC’s decision to divest its rights in the Assets) notify Sobi thereof in writing and grant Sobi a non-exclusive right of negotiation during a period of forty-five (45) days from such written notice (the “Discussion Period”). During the Discussion Period the Parties shall negotiate in good faith with the aim to agree on terms for such a possible business transaction between the Parties relating to the Assets. Sobi’s rights under this Section 9.1 shall not apply to (i) a sale of the Assets as part of a transaction to sell substantially all of the assets of IPC and IPC’s Affiliates; (ii) a pledge of the Assets as collateral; or (iii) a sale or transfer of the Assets to an Affiliate of IPC, provided that IPC’s obligations under this Section 9.1 shall apply to such IPC Affiliate. For the avoidance of doubt, Sobi shall not be obliged to conduct any such negotiations and each Party shall be free to reject any proposal for a possible business transaction submitted by the other Party without having to provide an explanation for such rejection. If the Parties are unable to reach an agreement during the Discussion Period, IPC and/or its Affiliates shall be free to offer the Assets to Third Parties.

10.	[deleted]

11.	Warranties

11.1.

Each Party warrants to the other (i) that it has full power and authority to enter into this Agreement and has taken all necessary action on its part required to authorise the execution and delivery of this Agreement and (ii) that the execution, delivery and performance of this Agreement will not result in a violation of, or be in material conflict with, or constitute a material default under, any agreement in existence as of the Effective Date or subsequently entered into between it and any other Person.

11.2.	Sobi warrants that:

(i)

except as set forth in Section 11.3 (ii), to its Knowledge, it has received no notice of any claims, suits, administrative, arbitration or other legal proceedings (including but not limited to patent, tax or employment matters) relating to the Assets or the Program; and

(ii)	to its Knowledge, Sobi has disclosed to IPC any information which Sobi reasonably believes would influence a reasonable purchaser’s decision to acquire the Assets.

(iii)	Sobi owns all right, title and interest in and to the Assets, free of Encumbrances.

(iv)

To its Knowledge, Sobi and its subcontractors have complied with all applicable laws, rules and regulations in the research and development of the Compounds and have made no untrue statement of material fact to any regulatory authority, or failed to disclose a material fact to such regulatory authority, with respect to the Assets.

(v)

Subject to Section 11.3, and except for the disclosure set forth in Section 11.3 (ii), to its Knowledge: (A) none of the Transferred Patents contain any claim that is invalid or unenforceable, or that has been infringed; (B) the entire contents of the Transferred Patents, including the experimental data, amino acid sequences and sequence listings therein are complete and accurate; (C) Sobi complied with all applicable laws, rules and other requirements in connection with the filing and examination of the Transferred Patents, including without limitation the duty to disclose information material to patentability to the United States Patent & Trademark Office imposed under 37 CFR 1.56; (D) none of the intellectual property or know-how introduced into the Program infringes or misappropriates any Third Party patents, know-how or other intellectual property; (E) neither IPC’s practice of the inventions described or claimed in the Transferred Patents, nor the further use, development or commercialization of the Compounds or Compound Products, will infringe any Third Party intellectual property; provided, however, that nothing in this warranty shall be interpreted as a guarantee of non-infringement.

(vi)	To its Knowledge, there have been no publications or public disclosures of information contained in unpublished Transferred Patents.

(vii)

To its Knowledge, as of the Effective Date, Sobi has not employed any personnel, and has not knowingly used a contractor or consultant, debarred by the FDA (or subject to a similar sanction of a regulatory authority outside the United States), or who is subject of an FDA debarment investigation or proceeding (or similar proceeding of a regulatory authority outside the United States).

11.3.	IPC, on its own behalf and on behalf of its Affiliates, agrees and confirms that:

(i)	IPC has been given the opportunity to perform a thorough due diligence of the Assets, the Program and the Third Party Contracts prior to entering into this Agreement;

(ii)	The Third Party observations received by the [***], have been provided to and shared with IPC;

(iii)

Except as explicitly stated in this Agreement, Sobi has made no, and IPC has not relied on any, express or implied, representation or warranty, whether for non-infringement or otherwise, regarding Sobi, the Assets or the Third Party Contracts and no action or omission by Sobi shall be construed as implying any such representation or warranty.

Nothing in this Agreement shall be construed as a warranty or representation by Sobi as to the validity or scope of any of the Transferred Patents or that any of the Patent Rights will be granted, maintained or upheld.

11.4.

The transactions contemplated by this Agreement will not result in any employee of Sobi or its Affiliates being entitled to employment by or any payment or other compensation from IPC or its Affiliates.

12.	Indemnification

12.1.

Sobi shall indemnify, defend and hold harmless IPC and its Affiliates from and against any and all Loss (including reasonable expenses of investigation and reasonable attorney’s fees and interest when applicable) that may arise as a result of or in connection with (i) Sobi’s or its Affiliates breach of any of its warranties, or failure to comply with the provisions set out in this Agreement, (ii) the negligence or wilful misconduct by Sobi or its Affiliates or their respective officers, directors, employees, agents or consultants;

(iii) Sobi’s or its Affiliates’ use of the Assets prior to the Effective Date; (iv) any claims made or suits brought by any other Person against IPC, its Affiliates or its or their respective directors, officers or employees that allege that the claimant has suffered personal injury or death as a result of use of the Assets prior to the Effective Date. Except as regards any Loss caused by Sobi’s gross negligence or wilful misconduct or as set forth in Section 12.1 (iv) above, the aggregate liability of Sobi in respect of claims under this Agreement shall in no event exceed [***] at the time the claim has been finally determined (the “Cap”); provided, however, that the Cap shall not apply to cases of fraud and breaches of Sections 8 (non-compete) and 13 (confidentiality). To the extent that any such Losses exceed the Cap, IPC shall set off and otherwise apply the amount of such Losses against the amounts to be paid by IPC to Sobi pursuant to Sections 7.2.1 through 7.2.12.

12.2.

IPC shall indemnify, defend and hold harmless Sobi and its Affiliates from and against any and all Loss (including reasonable expenses of investigation and reasonable attorney’s fees and interest when applicable) that may arise as a result of or in connection with (i) IPC’s or its Affiliates breach of any of its warranties, or failure to comply with the provisions set out in this Agreement, (ii) the negligence or wilful misconduct by IPC or its Affiliates or their respective officers, directors, employees, agents or consultants; (iii) IPC’s or its Affiliates’ use of the Assets after the Effective Date; (iv) any claims made or suits brought by any other Person against Sobi, its Affiliates or its or their respective directors, officers or employees that allege that the claimant has suffered personal injury or death as a result of use of the Assets after the Effective Date.

12.3.

The indemnifying Party shall not, without the prior written consent of the indemnified Party, agree to a settlement of any claim which could lead to liability or create any financial or other obligation on the part of the indemnified Party for which the indemnified Party is not entitled to indemnification hereunder. The indemnified Party shall cooperate with the indemnifying Party and shall always be entitled to participate in the defense or handling of such claim with its own counsel and at its own expense.

12.4.

With the exception of intentional acts or omissions or gross negligence, neither party is liable to the other for any indirect or consequential damages of any kind such as loss of profit, arising out of this Agreement.

12.5.

Until the sixth (6th) anniversary of the Effective Date, both Parties agree to maintain at their own cost and expense liability insurance reasonably adequate and customary in the insurance market in relevant locations and jurisdictions. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

13.	Confidentiality

13.1.

For a period of ten (10) years after the date of disclosure each Party (the “Receiving Party”) shall, and shall cause its officers, directors and other employees and agents to, keep confidential and not use, publish or otherwise disclose any Confidential Information of the other Party (the “Disclosing Party”); it being agreed that Sobi shall, and shall cause its Affiliates to, treat all Assets, including the Know-How, the Records and the Materials as Confidential Information of IPC, in respect of which Sobi shall, for the purpose of this Article 13, be deemed as the Receiving Party and IPC the Disclosing Party. Notwithstanding the above said, Sobi shall be entitled to retain a copy of such Confidential Information regarding the Assets for the sole purpose of ascertaining its ongoing rights and responsibilities in respect of such information and shall not be required to destroy any computer files stored securely by Sobi or its Affiliates that are (i) created during automatic system back up; or (ii) retained for legal purposes by the legal function of Sobi and its Affiliates.

13.2.	The obligations of confidentiality and non-use in Section 13.1 shall not extend to any Confidential Information of the Disclosing Party that:

(i)	is or comes into the public domain without breach of this Agreement;

(ii)	is received by the Receiving Party from a Third Party without any obligation of confidentiality and without breach of this Agreement; or

(iii)

the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party following the Effective Date without use of or reference to any such Confidential Information.

13.3.

This Agreement shall not restrict the Receiving Party from complying with a lawfully issued governmental order or legal requirement or the requirements of a national securities exchange or another similar regulatory body to produce or disclose the Disclosing Party’s Confidential Information; provided, however, that the Receiving Party shall promptly notify the Disclosing Party of such order or requirement to enable the Disclosing Party to oppose the order or obtain a protective order. If the Receiving Party is thereafter required to disclose such Confidential Information, both Parties will endeavour to agree to a mutually satisfactory means to disclose such information.

14.	Announcements and Use of Name

14.1.

All press releases, public announcements or public relations activities by the Parties with regard to this Agreement or the transactions contemplated by it shall be mutually approved by the Parties in writing in advance of such release, announcement or activity.

14.2.

Neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party (which shall not be unreasonably withheld), except (i) to the extent necessary for the fulfilment of a Party’s obligations under this Agreement, (ii) for those disclosures for which consent has previously been obtained and (iii) that either Party shall, following the completion of such agreed press releases, public announcements or other public relations activities as are referred to in Section 14.1 above, be entitled to disclose to third parties the information contained within any such agreed press release or public announcement or used in any such agreed public relations activities. The restrictions imposed by this Section 14 shall not prohibit either Party from making any disclosure that is required by applicable law, rule or regulation or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by Section 13.3.

15.	Force Majeure

15.1.

In this Agreement, “Force Majeure” means an event which is beyond a Party’s (the “Force Majeure Party”) reasonable control, including an act of God, strike, lock-out or other industrial/labour disputes involving the workforce of the Force Majeure Party, war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any mandatory law, regulation or governmental order entering into effect following the Effective Date without such law, regulation or order having been reasonably possible to foresee by the non-performing Party prior to the Effective Date.

15.2.

The Force Majeure Party shall, within thirty (30) days of the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required.

15.3.

The Force Majeure Party shall use reasonable endeavours to (a) bring the Force Majeure event to a close or (b) find a solution by which the Agreement may be performed despite the continuation of the event of Force Majeure.

16.	Governing Law

The interpretation and construction of this Agreement shall be governed by the laws of England and Wales excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

17.	Disputes

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The seat of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English.

18.	Notices

Any notice, request, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be deemed given only if hand delivered or sent by an internationally recognised overnight delivery service, costs prepaid, or by fax (with transmission confirmed), to the Party to whom notice is to be given at the following address (or at such other address such Party may have provided to the other Party in accordance with this Section 18):

If to Sobi:

Address:	Swedish Orphan Biovitrum AB (Publ)
S-112 76 Stockholm, Sweden

For the attention of:	Chief Executive Officer

With a copy to:	General Counsel

Address:	as per above

If to IPC:

Address:	IPC Research, LLC
c/o Grimes & Yvon LLP
800 Third Ave., 28th Floor
New York, NY 10022

For the attention of:    Chief Executive Officer

19.	Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then, to the fullest extent permitted by applicable law: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement, (b) all other provisions of this Agreement shall remain in full force and effect and (c) the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.

20.	Entire Agreement

This Agreement, the Contract Assignment Agreements, any MTA Notice(s) and any Confirmatory Patent Assignment(s) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement.

This Agreement, the Contract Assignment Agreements, any MTA Notice(s) and any Confirmatory Patent Assignment(s) supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Agreement. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement, the Contract Assignment Agreement, any MTA Notice(s) and any Confirmatory Patent Assignment(s). Nothing in this Agreement, the Contract Assignment Agreements, any MTA Notice(s) and any Confirmatory Patent Assignment(s) is intended to limit or exclude any liability for fraud. All Schedules referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Schedules on one hand and this Agreement on the other hand, the terms of this Agreement shall govern.

21.	Waiver and Non-Exclusion of Remedies

A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available, except as expressly set forth herein.

22.	Assignment

Neither Party may assign its rights or delegate its obligations under this Agreement in whole or in part without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may, without such consent, assign this Agreement (i) to a third party in connection with the transfer or sale of all or substantially all of the assets to which this Agreement pertains or in the event of the merger or consolidation with another entity; or (ii) to an Affiliate. Sobi shall always have the right to assign its right to receive Payments to any of its Affiliates or any Third Party, effective upon written notice of such assignment to IPC.

Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 22 shall be void.

23.	Amendment

Any amendment or modification of this Agreement must, in order to be valid, be in writing and signed by authorised representatives of both Parties.

24.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement, provided, however, that the Parties shall follow up with and exchange originals signed in wet ink for archival purposes.

25.	Further Assurances

Each Party shall promptly execute and deliver all such documents and do all such things as may reasonably be required for the purpose of giving full effect to the provisions of this Agreement.

26.	Third Party Rights

Except as expressly provided in this Agreement, no person who is not a Party to this Agreement shall have the right to enforce any term of this Agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the Parties.

[Signature page overleaf]

Execution

THIS AGREEMENT IS EXECUTED by the authorised representatives of the Parties as of the date first written above.

SIGNED for and on behalf of	SIGNED for and on behalf of

SWEDISH ORPHAN BIOVITRUM AB (PUBL)	IPC RESEARCH, LLC

/s/ Henrik Stenquist Signature	/s/ Jeffrey M. Fryer Signature

Name:Henrik Stenquist Title:CFO	Name:Jeffrey M. Fryer Title:Chief Financial Officer

/s/ Torbjörn Hallberg
Name:Torbjörn Hallberg Title:GC